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                                EXHIBIT 99.6





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ALTERNATIVE
LIVING SERVICES                     NEWS

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FOR IMMEDIATE RELEASE:

FOR FURTHER INFORMATION CONTACT:
GARY KASTEL, DIRECTOR OF CORPORATE COMMUNICATIONS
(414) 789-9565

   ALTERNATIVE LIVING SERVICES COMPLETES $45 MILLION FINANCING TRANSACTION
                  PURSUANT TO $250 MILLION LETTER OF INTENT

(Brookfield, WI -- January 2, 1997) Alternative Living Services, Inc. (AMEX:ALI), one of the nation's largest and most experienced operators of assisted living residences, has completed a $45 million sale-leaseback financing arrangement with Meditrust (NYSE:MT), a healthcare real estate investment trust (REIT), the Company announced today. This represents the first transaction consummated pursuant to a $250 million letter of intent with Meditrust for construction and acquisition financing.

The $45 million transaction was completed on 12 residences located in four states. Of the $45 million in proceeds from this transaction, $25 million will be used to retire debt on those residences with the remaining funds available for future development and construction of new residences. The 12 residences have an aggregate capacity of 479 residents and include four residences for the frail elderly and eight for individuals with Alzheimer's disease and other dementias.

"This closing pursuant to the $250 million letter of intent is consistent with our plans to implement an aggressive growth strategy over the next 24 months," William F. Lasky, President and Chief Executive Officer stated. "We will continue to use sale-leaseback, mortgage debt and joint venture partner financing as we construct purposeful-built residences to serve the needs of the growing population of frail elderly and individuals with Alzheimer's disease and other dementias, "he said. According to Lasky, Alternative Living Services opened 21 new residences in 1996 bringing the Company's total residences operating at the end of the year to 77 with an aggregate capacity of 3,202 residents.

Alternative Living Services offers four types of home-like residential models including the Clare Bridge residence for individuals with Alzheimer's disease and other dementias, the Wynwood residence for the frail elderly, the WovenHearts residence to serve the frail elderly in smaller, outlying communities and the Crossings residence, an apartment style residence. ALS currently operates 77 residences in 11 states including Wisconsin, Michigan, Minnesota, Florida, Pennsylvania, Oregon, Colorado, California, Washington, Idaho and North Carolina. The Company has 54 residences under construction and development in many of its existing markets as well as in New York, New Jersey and Arizona.

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                      450 N. SUNNYSLOPE ROAD, SUITE 300
*BROOKFIELD, WI 53005*(414) 789-9565*FAX (414) 789-9592
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